Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

SONOMA GRANDE TULSA, LLC,
a Delaware limited liability company

AS SELLER,

AND

STEADFAST ASSET HOLDINGS, INC.
a California corporation

AS PURCHASER

As of February 15, 2012

Table of Contents
    Page
ARTICLE 1 PURCHASE AND SALE 1

1.1	Agreement of Purchase and Sale 1

1.2	Property Defined 2

1.3	Permitted Exceptions 2

1.4	Purchase Price 2

1.5	Payment of Purchase Price 2

1.6	Earnest Money 3
ARTICLE 2 TITLE AND SURVEY 3

2.1	Title Examination; Commitment for Title Insurance 3

2.2	Survey 3

2.3	Title Objections; Cure of Title Objections 4

2.4	Conveyance of Title 5

2.5	Pre-Closing “Gap” Title/Survey Defects 6

2.6	Seller's Covenant Not to Encumber 6
ARTICLE 3 INSPECTION 6

3.1	Right of Inspection 6

3.2	Right of Termination 7

3.3	Confidentiality 8

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ARTICLE 4 CLOSING 9

4.1	Time and Place 9

4.2	Seller's Obligations at Closing 9

4.3	Purchaser's Obligations at Closing 11

4.4	Credits and Prorations 12

4.5	Closing Costs 14

4.6	Conditions Precedent to Obligation of Purchaser 15

4.7	Conditions Precedent to Obligation of Seller 16

4.8	Seller's Tax Deferred Exchange 16
ARTICLE 5 REPRESENTATIONS, WARRANTIES AND COVENANTS 17

5.1	Representations and Warranties of Seller 17

5.2	Knowledge Defined 20

5.3	Survival of Seller's Representations and Warranties 21

5.4	Covenants of Seller 21

5.5	Representations and Warranties of Purchaser 24

5.6	Survival of Purchaser's Representations and Warranties 25

5.7	Covenants of Purchaser 25

5.8	Special Provisions Concerning Condominium Conversion 26
ARTICLE 6 DEFAULT 27

6.1	Default by Purchaser 27

6.2	Default by Seller 27

6.3	Notice of Default; Opportunity to Cure 28

6.4	Recoverable Damages 28
ARTICLE 7 RISK OF LOSS 29

7.1	Damage 29

7.2	Definition of Major Damage 29

7.3	Seller's Insurance 30
ARTICLE 8 COMMISSIONS 30

8.1	Broker's Commission 30

8.2	Survival 30
ARTICLE 9 DISCLAIMERS AND WAIVERS 31

9.1	No Reliance on Documents 31

9.2	Disclaimers 31

9.3	Certain Definitions 33

9.4	Effect and Survival of Disclaimers 34
ARTICLE 10 ESCROW AGENT 34

10.1	Investment of Earnest Money 34

10.2	Intentionally Omitted 34

10.3	Payment on Demand 34

10.4	Exculpation of Escrow Agent 34

10.5	Stakeholder 34

10.6	Interest 35

10.7	Execution by Escrow Agent 35
ARTICLE 11 MISCELLANEOUS 35

11.1	Audit Requirements 35

11.2	Intentionally Deleted 36

11.3	Assignment 36

11.4	Notices 36

11.5	Modifications 38

11.6	Calculation of Time Periods 38

11.7	Successors and Assigns 38

11.8	Entire Agreement 38

11.9	Further Assurances 38

11.10	Counterparts 39

11.11	Severability 39

11.12	Applicable Law 39

11.13	No Third Party Beneficiary 39

11.14	Employees 39

11.15	Seller's Access to Records after Closing 39

11.16	Schedules 40

11.17	Captions 40

11.18	Construction 40

11.19	Termination of Agreement 40

11.20	Survival 40

11.21	Time of Essence 41

11.22	Covenant Not to Record 41

11.23	Limitation of Seller's Liability 41

11.24	JURY WAIVER 41

11.25	Attorneys' Fees 41

11.26	Waiver; Extension 41

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of February 15, 2012 (the "Effective Date"), by and between SONOMA GRANDE TULSA, LLC, a Delaware limited liability company ("Seller"), and STEADFAST ASSET HOLDINGS, INC., a California corporation ("Purchaser").
FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation ("Escrow Agent"; in its capacity as title insurer sometimes herein called the "Title Company") is a party to this Agreement for the limited purposes set forth herein.
W I T N E S S E T H:
ARTICLE 1
PURCHASE AND SALE
1.1    Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:
(a)    that certain tract or parcel of land being more particularly described on Schedule 1.1(a), attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the “Land”);
(b)    all those rights, easements and appurtenances pertaining to the Land (whether now or hereafter existing), including (i) all right, title and interest of Seller (if any) in and to any streets, alleys or rights-of-way (whether open, closed or proposed), within or adjacent to the Land, and (ii) all right, title and interest of Seller with respect to any easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances that now or hereafter benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the “Related Rights”);
(c)    the buildings, structures, facilities, installations, fixtures and other improvements of every kind on the Land, including specifically, without limitation, those certain buildings containing apartment units and related facilities and commonly known as Sonoma Grande (the property described in this clause (c) being herein referred to collectively as the “Improvements”, and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);
(d)    all of Seller's right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.1(d), attached hereto and incorporated herein by this reference, but excluding (i) cash and cash equivalents (except to the extent prorated at Closing), (ii) any reserves or other deposits funded or made in connection with any financing encumbering the Property, (iii) computer software and computer files, (iv) any time clock(s), (v) personal property owned by tenants under the Leases, (vi) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller (excluding any reversionary interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), (vii) any items owned by employees of Seller or any property manager, (viii) any items leased to Seller (excluding any interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), and (x) all brochures, advertising copy, promotional materials, manuals, portfolios, binders, training materials and other items on which the name “Flournoy” appears (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”).
(e)    all of Seller's right, title and interest as landlord or lessor in, to and under all written agreements listed and described on Schedule 1.1(e) (the “Rent Roll”) attached hereto and made a part hereof as well as under all similar agreements hereafter executed by Seller in accordance with the terms of this Agreement, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the “Leases”);
(f)    all of Seller's right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7 of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller or pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable; (iv) resident and tenant files for current residents and tenants as of the Closing Date, (v) architectural and civil plans and specifications and other surveys or studies (to the extent in Seller's possession or control) and (vi) other non-confidential (as to third-parties) and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on site as of the Closing Date (the property described in this clause (f), other than the excluded items, being sometimes herein referred to collectively as the “Intangible Property”).
1.2    Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the "Property".
1.3    Permitted Exceptions. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the "Permitted Exceptions").
1.4    Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the total purchase price of Thirty Two Million Two Hundred Thousand and No/100 Dollars ($32,200,000.00) (the "Purchase Price").

1.5    Payment of Purchase Price. The Purchase Price for the Property shall be paid at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing ("Escrow Agent's Account"), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.
1.6    Earnest Money.
(a)    Within three (3) business days following the Effective Date, Purchaser shall deposit with Escrow Agent the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) by wire transfer of immediately available funds (the "Initial Earnest Money") in accordance with the wiring instructions attached hereto as Schedule 1.6(a). The Initial Earnest Money and, if applicable, the Additional Earnest Money (as defined in Section 4.1) are collectively referred to hereinafter as the “Earnest Money”. The Earnest Money shall be applied to the Purchase Price on the Closing Date and paid to Seller through the escrow process outlined herein.
(b)    If Purchaser fails to deliver any portion of the Earnest Money to the Escrow Agent within the time period specified above, Seller shall have the right to terminate this Agreement and upon such termination, Purchaser and Seller shall have no further rights, or obligations hereunder, except those which expressly survive termination of this Agreement.
(c)    In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred and no/100 Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.
ARTICLE 2
TITLE AND SURVEY
2.1    Title Examination; Commitment for Title Insurance. Seller has obtained from Title Company, at Seller's expense, and delivered to Purchaser the First American Title Insurance Company Title Commitment No. 1494328-OK11, having an effective date of October 11, 2011 (together with all exceptions referenced therein, the "Title Commitment") and covering the Property.
2.2    Survey. Purchaser acknowledges that Seller has, at Seller's expense, delivered to Purchaser that certain as-built survey of the Real Property prepared by Tanner Consulting, LLC dated October 27, 2009 and bearing the seal of Dan Edwin Tanner, Oklahoma Registered Land Surveyor No. 1435. Said survey or any update thereto or new survey obtained by Purchaser shall constitute the "Survey" hereunder. For purposes of the Deed to be delivered to Purchaser at the Closing, the legal description the Property shall be the legal description attached hereto as Schedule

1.1(a), less and except any right-of-way or other conveyances previously made by Seller. If, however, the metes and bounds description drawn from the Survey reflects a legal description different from the legal description attached hereto as Schedule 1.1(a), Seller shall also deliver a quit claim deed, at Closing, containing the legal description drawn from the Survey (or update thereto).
2.3    Title Objections; Cure of Title Objections.
(a)    Purchaser or its attorneys shall have until that date which is twenty (20) days from the Effective Date (the “Title Objection Deadline”) to notify Seller and its attorneys, in writing, of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or Survey, other than the Permitted Exceptions described in clauses (a) through (d) of Section 2.4. Any item contained in the Title Commitment, any matter shown on the Survey or any document that is of record and properly indexed as of the effective date of such initial title examination to which Purchaser does not object on or before the Title Objection Deadline shall be deemed a “Permitted Exception”.
(b)    In the event Purchaser shall notify Seller of objections to title or to matters shown on a Survey on or before the Title Objection Deadline, Seller shall have the right, but not the obligation (except as otherwise expressly provided below), to cure such objections. On or before the fifth (5th) day following Seller's receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller's failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, then Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same. If Seller elects (or is deemed to have elected) not to cure any objections specified in Purchaser's notice, or if Seller notifies Purchaser of Seller's intent to cure any objection and thereafter Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing has been extended), then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:
(A)    to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or
(B)    to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser within two (2) business days in accordance with Section 1.5 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder with respect to the Property, except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
(c)    If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller's intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall, within five (5) days after receiving Seller's notice or the date of Seller's deemed election or failed cure, as applicable, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (b)(i) above or to terminate this Agreement under clause (b)(ii) above (with Purchaser's failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (b)(i) above).
(d)    Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge (i) all mortgages of Seller (regardless of whether Purchaser objects to such mortgage), (ii) all monetary liens arising by, through or under Seller, and (iii) any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the date hereof in violation of Section 2.6 hereof. The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or item as a lien on the Property or otherwise allows the mortgage or item to be removed from the title exceptions in the Title Policy (as defined below).
2.4    Conveyance of Title. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser's obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage American Land Title Association (ALTA) Form 2006 Owner's Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, subject to the following matters, which shall be deemed to be Permitted Exceptions:
(a)    the rights of tenants, as tenants only, without any right to acquire any portion of the Property, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;
(b)    the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;
(c)    local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;
(d)    All matters identified in Schedule 2.4(d) (the B-II title exceptions shown in the Title Commitment other than the standard printed exceptions which will be deleted upon Seller's delivery of the documents identified in Section 4.2 hereof) attached hereto and made a part hereof, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof;
(e)    additional items, if any, appearing of record or shown on the Survey, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; and
(f)    additional items, if any, approved by Purchaser pursuant to Section 2.6 hereof.
2.5    Pre-Closing “Gap” Title/Survey Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or survey matters having a material effect on the operation or value of the Property and first raised by the Title Company or the Surveyor between (a) the effective date of the applicable Title Commitment or Survey and (b) the Closing Date; provided, however, that Purchaser must notify Seller of any such objections within five (5) business days of Purchaser's first receipt of the updated Title Commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title or survey matters set forth in such notice, except for objections arising or resulting from Seller's breach of the covenant contained in Section 2.6 hereof, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline.
2.6    Seller's Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in Section 5.4(b) hereof, (ii) terminate, amend or enter into Service Contracts in the manner described in Section 5.4(g) hereof, and (iii) use, deplete, remove or replace items of Tangible Personal Property in the ordinary course of business, provided any appliances, leasing office and pool furniture, fitness center equipment and other similar items of equipment or furniture so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.
ARTICLE 3    INSPECTION
3.1    Right of Inspection.
(a)    Beginning upon the Effective Date and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser and its agents, representatives, contractors and consultants shall, at Purchaser’s sole cost and expense and upon twenty-four (24) hours prior telephonic notice to Seller, have the right to make physical inspections of the Property (the “Inspections”) and to examine at such place or places at the Property, in the offices of the property manager, any operating files maintained by Seller or its property manager in connection with the ownership, leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Service Contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, and a copy of any brochures, advertising copy, promotional materials, manuals, portfolios, binders, training materials and other items, but excluding Seller's internal memoranda, financial projections and tax records, and similar proprietary or confidential information. Seller shall have the right, but not the obligation, to have one of its representatives accompany Purchaser or its representatives on each such inspection or examination. Seller shall reasonably cooperate with Purchaser in its inspections and examinations of the Property, but Seller shall not be obligated to incur any liability, undue time commitment or expense in connection therewith. In addition to the foregoing, Seller shall provide to Purchaser, within three (3) days after the date hereof, at the sole expense of Seller, all documents pertaining to the Property that have been prepared by, for or at the request of Seller or are in the possession or control of Seller or its affiliates or agents described on Schedule 3.1 attached hereto; Seller hereby acknowledges and agrees that the following in the possession or control of Seller as will be provided as required in the previous sentence: monthly operating statements (year-to-date and 3-year historical); year-end financial statements, audited if available (past 3 years); and general ledger (year-to-date and 3-year historical).
(b)    Purchaser’s inspections of the Property shall not damage the Property in any respect, shall not be invasive in any respect (including, without limitation, soil borings, test pits, groundwater testing, or Phase II or Phase III environmental testing), and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each such entry by the Purchaser or its agents, representatives, contractors and consultants with respect to the Inspections, Purchaser shall promptly restore, or cause to be restored, the Property to substantially its original condition as existed immediately prior to any such Inspections. Purchaser shall not have the right to submit any samples or other materials to any testing laboratory or similar facility without obtaining the prior written consent of Seller.
(c)    Purchaser shall indemnify, hold harmless and defend Seller, its members, and their respective, members, affiliates, indirect owners (including trusts and plans), trustees, officers, directors, shareholders, agents and employees from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (for purposes of this Section 3.1, individually a “Claim” and collectively, “Claims”) that are incurred by Seller or any other indemnified party arising out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them, in connection with the Inspections of the Property, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property, but excluding any Claims to the extent of any gross negligence or willful misconduct of Seller or any other indemnified party. Notwithstanding the foregoing, Purchaser shall have no liability for pre-existing conditions discovered by any inspection of the Real Property except to the extent actually aggravated by Purchaser. This Section 3.1(c) shall survive Closing or any termination of this Agreement.
3.2    Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser's sole and absolute discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before thirty (30) days following the Effective Date (the “Inspection Date”). Upon any such termination of this Agreement pursuant to Purchaser's rights under this Section 3.2 the Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the “Inspection Period”.
3.3    Confidentiality.
(a)    Purchaser acknowledges that all reports and other information provided to Purchaser (the “Deliveries”) under this Agreement or separate arrangement with Seller or Broker are for informational purposes only and shall not be construed as a representation or warranty on the part of Seller or any other party regarding the Property. Notwithstanding any provision of this Agreement, Purchaser shall not have access to, and Seller shall not be obligated to make available to Purchaser, any confidential, proprietary or privileged information of Seller related to the Property, such excluded materials to include Seller’s internal memoranda, financial projections, operating budgets, appraisals, tax returns and similar proprietary, confidential or privileged information. Notwithstanding anything in the foregoing to the contrary, Seller will make available to Purchaser financial statements, operating reports and rent rolls used in Seller’s ordinary course of business.
(b)    The existence and contents of this Agreement, the negotiations of parties with respect to the possible sale and purchase of the Property and any matters disclosed by any Inspections undertaken by Purchaser with respect to the Property and any additional information furnished by Seller to Purchaser from time to time (including, without limitation, the Deliveries) shall be kept confidential and shall not be disclosed to any third parties without the consent of both parties hereto, except for any disclosure (i) that may be required by law to be made to any applicable governmental or quasi-governmental authorities or any other person or entity, (ii) made after the Closing Date, or (iii) of information otherwise in the public domain. Both parties recognize the need to disclose, and agree to the disclosure of, certain aspects of this transaction to their respective lenders, investors, accountants, attorneys, affiliates, employees, agents and other consultants. Neither party is responsible for the actions of third parties as to the disclosure of confidential information, but each party agrees to inform their lender, investors, accountants, attorneys, affiliates, employees, agents and other consultants of the confidentiality of this transaction and all such other information and, upon request of the other, agrees to use reasonable efforts to obtain confidentiality agreements from such third parties. From and after Closing, either party may issue a press release describing the transaction, provided that neither of Seller or Purchaser may include the identity of the other party in such press release unless such press release is approved in advance by the other party. Notwithstanding anything in this Agreement to the contrary, Seller hereby acknowledges and agrees that Purchaser or its affiliates, agents, consultants and/or representatives may communicate with any local governmental authority having jurisdiction over the Property for the purpose of gathering information reasonably necessary in connection with conducting its Inspections of the Property. Any separate confidentiality, access, or similar agreement between Seller and Purchaser are hereby expressly terminated.
(c)    If this Agreement is terminated, Purchaser shall, within seven (7) days from the date of such termination, return or cause to be returned to Seller, all Deliveries and, if requested by Seller and upon reimbursement of Purchaser's actual costs therefor, deliver to Seller copies of all third party reports prepared on behalf of Purchaser. The provisions of this Section 3.3 shall survive the termination of this Agreement.
ARTICLE 4
CLOSING
4.1    Time and Place. The consummation of the transaction contemplated hereby ("Closing") shall be held at the office of Escrow Agent (Six Concourse Parkway, Suite 2000, Atlanta, GA 30328) on a date specified by Purchaser, which date shall not exceed thirty (30) days after the Inspection Date, via escrow funds and fully executed documents. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "Closing Date". The parties will endeavor to "pre-close" on the business day prior to the Closing Date, so as to allow the wire transfers of the Purchase Price to occur at the opening of business on the Closing Date or as promptly thereafter as practical. Notwithstanding the foregoing, on or before the Closing Date, Purchaser shall have the right to extend the outside date by which Closing must occur for one (1) additional thirty (30) day period by (a) notifying Seller in writing of Purchaser's election to so extend Closing and (b) depositing with Escrow Agent an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) earnest money for such thirty (30) day period (the “Additional Earnest Money”). Notwithstanding anything to the contrary contained herein, in the event Purchaser fails to close (for any reason or no reason other than Seller's default) on or before the last day of such thirty (30) day period following exercising its right to extend the Closing Date as provided in the preceding sentence, all Earnest Money shall be disbursed to Seller in accordance with Section 6.1 hereof.
4.2    Seller's Obligations at Closing. At Closing, Seller shall:
(a)    deliver to Purchaser a duly executed limited or special warranty deed in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject only to the Permitted Exceptions (the "Deed");
(b)    deliver to Purchaser two counterparts of a bill of sale and assignment and assumption of leases and service contracts, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller

shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller's interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the “Bill of Sale and Assignment”);
(c)    join with Purchaser to execute a notice (the “Tenant Notice”) in the form of Schedule 4.2(c) attached hereto, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;
(d)    deliver to Purchaser a certificate (“Seller's Closing Certificate”), dated as of the date of Closing and duly executed by Seller, in the form of Schedule 4.2(d) attached hereto, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change); provided, however, that the inclusion of any change or exception in such certificate shall not prejudice Purchaser's rights under this Agreement with respect to the subject matter of such change or exception. The Seller's Closing Certificate shall include an updated Rent Roll dated no earlier than two (2) business days prior to the Closing Date as to which Seller shall make the same representations and warranties, as of the date of such Rent Roll, as Seller makes under Section 5.1(d) with respect to the Rent Roll attached hereto;
(e)    deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(f)    deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;
(g)    deliver to the Title Company a title insurance affidavit, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company regarding construction, debts, liens and parties in possession and other matters customarily required by Title Company and, if applicable, a customary “gap” indemnity;
(h)    deliver to Purchaser at the place of Closing or at the Property the Leases together with such leasing and property files and records, and other Deliveries, all to the extent not previously delivered and the originals thereof to the extent in Seller's possession or control;
(i)    deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions, and deliver to Purchaser all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Purchaser;
(j)    deliver a closing statement(s) evidencing the transaction contemplated by this Agreement and such additional documents, including without limitation transfer tax or similar forms or returns, if any, as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; and
(k)    if the legal description attached hereto as Schedule 1.1(a) differs from the legal description of the Property drawn from the Survey, Seller shall at Closing deliver (in addition to the Deed) a quit claim deed conveying the Property pursuant to the legal description drawn from the Survey, which legal description shall be subject to Seller's approval, which approval shall not be unreasonably withheld.
4.3    Purchaser's Obligations at Closing. At Closing, Purchaser shall:
(a)    deliver to Escrow Agent the full amount of the Purchase Price as increased or decreased by prorations and adjustments as herein provided, prior to 2:00 p.m. (Eastern time) on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent's Account, and deliver to Escrow Agent instructions to release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller;
(b)    join Seller in execution of all counterparts of the Bill of Sale and Assignment and the Tenant Notice. In connection with the Tenant Notice, Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent credited or delivered by Seller to Purchaser at Closing), if any, all in compliance with and to the extent required by the applicable law. The provisions of this sub-section shall survive Closing;
(c)    deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
(d)    deliver to Seller a certificate dated as of the date of Closing and duly executed by Purchaser, (i) reaffirming the provisions of Article 9 and confirming that such provisions remain and will continue in full force and effect as of and after the Closing, and (ii) stating that the representations and warranties of Purchaser contained in Section 5.5 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change); provided, however, that the inclusion of any change or exception in such certificate shall not prejudice Seller's rights under this Agreement with respect to the subject matter of such change or exception, including the right of Seller to terminate this Agreement and receive the Earnest Money; and
(e)    deliver a closing statement(s) evidencing the transaction contemplated by this Agreement and such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement.

4.4    Credits and Prorations.
(a)    All income and expenses in connection with the operation of the Property shall be apportioned as of 11:59 p.m. (Eastern Standard time) on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing “true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:
(1)    rents, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments received from tenants under the Leases other than refundable deposits, previously paid application fees, reimbursement payments which are attributable to periods prior to Closing, late charges which are attributable to periods prior to Closing, and previously paid termination payments (which refundable deposits shall be treated as set forth in Section 4.4(b)(1), but such other amounts shall be retained by Seller);
(2)    ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;
(3)    payments or amounts due under the Designated Service Contracts. To the extent any rebate, concession or commission payable to Seller under any Designated Service Contract has accrued before Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at Closing; Seller shall retain any signing bonus or similar payments received by Seller before Closing; provided, however, that with respect to any new Service Contract entered into in accordance with Section 5.4(g) that contains any rebate, concession, commission bonus or similar payment to which Seller would be entitled, Purchaser’s prior consent to such new Service Contract was obtained (even if such consent for such new Service Contract would not otherwise have been required under said Section 5.4(g));
(4)    gas, electricity, water and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or the most recent utility bill received by Seller, as applicable, including, without limitation, water charges not yet due and payable to such utility provider at Closing, but which amounts are customarily billed directly to Seller and reimbursed by tenants; and

(5)    any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.
(b)    Notwithstanding anything contained in the foregoing provisions:
(1)    At Closing, (A) Seller shall credit to Purchaser the amount of such unforfeited resident deposits as shown on the rent roll, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party's option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. For the purposes of this Section 4.4(b)(1) the term “unforfeited resident deposits” means any refundable resident deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise in accordance with the applicable Lease.
(2)    Any ad valorem taxes for the current year paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing promptly following the availability of the final tax bills. For avoidance of doubt, any refunds generated from appeal of ad valorem taxes for year(s) prior to the current year shall remain the property of Seller and paid to Seller by Purchaser, if and to the extent received by Purchaser; provided, however that Seller shall have no right to commence any appeal after the Closing Date.
(3)    Gas, electricity, water and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same.
(4)    If Seller shall have paid any gas, electricity, water or other utility charges referred to in Section 4.4(a)(4) above directly to a third party which are reimbursable by tenants, but shall not have been reimbursed therefor by the time of

Closing, then Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.
(5)    As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Seller's obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.
(6)    Seller shall pay in full all leasing commissions and locators' and finders' fees, if any, due to leasing or other agents (pursuant to a contractual agreement with Seller) for each Lease and Lease renewal entered into by Seller prior to the Closing Date promptly when due.
(7)    The Tangible Personal Property is included in this sale, without further charge.
(8)    Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to incur any expense or institute any lawsuit or other collection procedures to collect delinquent rents. Notwithstanding the foregoing, Seller shall have the sole right to collect rents, if any, which are unpaid or delinquent as of Closing, from tenants who are no longer in occupancy as of the Closing (and Purchaser shall promptly deliver any such rents to Seller if received by Purchaser after Closing).
(9)    The provisions of this Section 4.4(b) shall survive Closing.
(c)    The Purchase Price shall be adjusted for any “rent ready” credit under Section 5.4(e) hereof.
4.5    Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) the cost of the Survey provided by Seller (but not the cost of any update or revision to the Survey), (c) the base premium for the Title Policy in the amount of the Purchase Price and the simultaneous issue charge for any lender's policy, (d) the costs of curing all title objections for which Seller is responsible under this Agreement (including if by endorsement), (e) the costs of recording all mortgage cancellations, (f) one-half of all applicable transfer taxes, documentary stamp taxes and similar charges relating to transfer of the Property, (g) one-half of any escrow fees charged by the Escrow Agent and (h) all fees payable to Broker. Purchaser shall pay (A) the fees of any counsel representing Purchaser in connection with this transaction, (B) the fees for recording the Deed, (C) the premiums for any title insurance endorsements requested by Purchaser or its lender or title insurance coverage in excess of the Purchase Price, (D) the cost of Purchaser's inspections of the Property, (E) the cost of any updates or revisions to the Survey, including updates or revisions necessary to comply with the requirements of Purchaser or its lender, (F) one-half of all applicable transfer taxes, documentary stamp taxes and similar charges relating to transfer of the Property, and (G) one-half of any escrow fees charged by the Escrow Agent. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.
4.6    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a)    Seller shall have delivered to Escrow Agent all of the items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.
(b)    All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement and not adverse to Purchaser).
(c)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.
(d)    All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.
(e)    The Title Company is ready, willing and able to issue the Title Policy.
(f)    There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with Article 6.
4.7    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
(a)    Escrow Agent shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.
(b)    Purchaser shall have delivered to Escrow Agent all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.
(c)    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement).
(d)    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.
(e)     All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing
(f)    There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement
In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with Article 6.
4.8    Seller's Tax Deferred Exchange. Seller may convey the Property as part of a tax deferred exchange for the benefit of Seller pursuant to Section 1031 of the Internal Revenue Code. With respect thereto, Seller may assign all of Seller's contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Purchaser agrees to reasonably cooperate in such exchange for the benefit of Seller at no cost, expense or liability to Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; and Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser's legal counsel) as are reasonably necessary in connection with such exchange at Seller's sole expense provided that Purchaser shall not be required to undertake any liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire or convey any other property as part of such exchange. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser and arising out of Purchaser's participation in such exchange for the benefit of Seller, which obligation shall survive the Closing. Notwithstanding the foregoing, should Seller fail to effect a tax deferred exchange as contemplated in this Section 4.8 for any reason, then the sale by Seller of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.8 had been omitted from this Agreement, except that Purchaser shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 4.8 shall release Seller of any of its obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 4.8 impose any liability or obligation on Purchaser with respect to the tax consequences of this transaction to Seller.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1    Representations and Warranties of Seller. The Seller makes the following representations and warranties to Purchaser as of the Effective Date. Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller's disclosure statement attached hereto as Schedule 5.1 and made a part hereof by this reference (“Seller's Disclosure Statement”) and (ii) the Permitted Exceptions.
(a)    Organization and Authority. The Seller has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business and in good standing in the State where the Property is located. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller's organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been, and each document to be executed and delivered by Seller at Closing shall have been as of Closing, duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.
(b)    Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound.
(c)    Pending Actions. Except as set forth on Schedule 5.1, Seller has not received written notice of any, and to Seller's knowledge there is no pending or threatened (in writing) action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains directly to Seller, the Property or the transaction contemplated by this Agreement, which, if adversely determined, would have a material adverse effect on Seller's ability to consummate the transaction contemplated herein or on the use, operation or value of the Property.
(d)    Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The Rent Roll attached as Schedule 1.1(e) is, and each rent roll hereafter delivered by Seller to Purchaser shall be the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes, and Seller has no basis, to Seller’s actual knowledge, to believe that such rent roll is not accurate in any material respect. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default or for any other reason not constituting a default by Seller under this Agreement shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
(e)    Condemnation; Zoning; Taxes. Seller has not received written notice of any, and to Seller’s knowledge there is no, pending or threatened (in writing), (i) condemnation proceeding relating to the Property, or (ii) general plan, land use or zoning action or proceeding, or general or special assessment action or proceeding, with respect to the Property.
(f)    Insurance. Seller has not received prior to the Effective Date any written notice from Seller's current insurance carrier of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property, that have not been cured or repaired, or that any noninsurable condition exists in, on or about the Property or any part thereof.

(g)    Environmental Matters. (i) Seller has received no written notice from any governmental authority or any other person or entity asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, and (ii) other than the environmental reports previously delivered to Purchaser, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Property. Seller has never used the Property or any part thereof, and has never permitted any person to use the Property or any part thereof, for the production, processing, manufacture, generation, treatment, handling, storage or disposal of Hazardous Substances in violation of Environmental Laws, other than in the ordinary course of business. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.
(h)    Service Contracts. There are no material service, supply, equipment rental or similar agreements (each a “Service Contract” and collectively “Service Contracts”) to which Seller is a party affecting the Property other than those set forth in Schedule 5.7(b). True, correct and complete copies, in all material respects, including any amendments or modifications thereto, have been delivered by Seller to Purchaser. To Seller's knowledge, Seller is not in default with respect to its obligations or liabilities under any of the Service Contracts where the failure to cure such default would have a Material Adverse Effect. “Material Adverse Effect” means, with respect to any fact or circumstance, that such fact or circumstance would individually or in the aggregate would have a material adverse effect on title to the Property or any portion thereof, on Seller's ability to consummate the transaction contemplated herein, or on the value or operation of the Property.
(i)    Employees. Seller has no employees which Purchaser shall be obligated to employ following the Closing. In reliance on the representation provided by Purchaser in Section 5.5(e), the transaction contemplated by this Agreement (and any underlying obligations contemplated by this Agreement) does not and shall not constitute a non-exempt prohibited transaction under Section 406(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
(j)    Operating Statements. The operating statements for the Property delivered to Purchaser are the operating statements maintained by Seller and relied on by Seller for internal administration and accounting purposes, and Seller has no basis, to Seller’s actual knowledge, to believe that such operating statements are not accurate in any material respect; provided, however, that Seller does not and will not represent or warrant that Purchaser will be able to, or should be able to, operate the Property according to and with similar results as shown in such operating statements.

(k)    Personal Property. The Tangible Personal Property set forth on Schedule 1.1(d) is all owned by Seller free and clear of all liens or adverse claims and located at the Real Property. Seller has the right to use the Tangible Personal Property as it has been using the same and the right to convey its interest in such Tangible Personal Property as provided hereunder for such continued use, free of any claims of third parties claiming by, through or under Seller.
(l)    Intentionally Deleted.
(m)    Violations. Seller has not received any written notice from any governmental authority that the Real Property is in violation of any applicable building, earthquake, zoning, land use, environmental, antipollution, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation and similar laws, statutes, rules, regulations and ordinances or any covenants, conditions and restrictions applicable to the Real Property.
(n)    Seller. Seller is not “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
(o)    OFAC. Seller is not any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).
(p)    Condominium. Seller has not executed, and has no knowledge of, any negative covenant restricting conversion of the Property to a condominium as an inducement for a zoning or density variance or otherwise.
(q)    Deliveries. Those certain Seller third party reports listed on Schedule 3.1 and provided to Purchaser have been provided in good faith and with no basis in Seller’s actual knowledge (without investigation or inquiry) to believe that such information is not accurate as of the time prepared or is misleading in any material respect.
5.2    Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date and on the Closing Date as specified in the Seller’s Closing Certificate, of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Representatives” shall refer to the following persons: (i) Thomas H. Flournoy and (ii) Nancy Martin, Regional Property Manager. In no event shall Purchaser have any personal claim against the above-named individuals as a result of the reference thereto in this Section 5.2 and Purchaser waives and releases all such claims which Purchaser now has or may later acquire against them in connection with the transactions contemplated in this Agreement.
5.3    Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated by Seller's Closing Certificate, shall survive Closing for a period of nine (9) months after Closing. Except with respect to fraudulent misrepresentation, in which event Section 6.2 shall apply, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, and (b) unless the claims for all such breaches collectively aggregate Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more, in which event the full amount of such claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine (9) month period and an action shall have been commenced by Purchaser against Seller within twelve (12) months after Closing. In the event of any breach by Seller of its representations and warranties contained herein which Purchaser first discovers after Closing and provides timely notice as aforesaid, Seller shall indemnify and hold Purchaser harmless from and against any and all loss, damage, cost or expense resulting therefrom up to but not exceeding the Cap. Seller shall not be liable to Purchaser to the extent Purchaser's claim is satisfied in full from any insurance policy, Designated Service Contract or Lease. As used herein, the term “Cap” shall mean the total aggregate amount equal to two percent (2%) of the Purchase Price. In no event shall Seller's aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller's Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap. Notwithstanding anything contained herein to the contrary, if Seller had actual knowledge that any representation or warranty was untrue when made, and Seller fraudulently made such representation or warranty (or intentionally and/or fraudulently failed to disclose subsequently arising information that rendered such representation or warranty untrue), then the Cap shall be increased to the amount of Purchaser’s actual direct third party costs and expenses incurred in connection with this Agreement.
5.4    Covenants of Seller.    Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:
(a)    Operation of Property. Seller shall operate and maintain the Property in a manner consistent in all material respects with the manner in which Seller has operated and maintained the Property prior to the date hereof.
(b)    Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller's past practices at the Property. Except for amendments or leases entered into pursuant to renewal notices mailed prior to the execution of this Agreement, unless Purchaser agrees otherwise in writing, any new leases or renewals or modifications of existing leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller's standard apartment lease form for the Property, and shall be for terms of no less than three (3) months and no more than fifteen (15) months. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller's then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.
(c)    Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller's insurance that is currently in force, provided that Seller may make commercially reasonable adjustments in Seller's insurance coverage for the Property which are consistent with Seller's general insurance program for Seller's other apartment properties as in effect from time to time.
(d)    Enforcement of Existing Leases. Seller shall perform the landlord's material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for its apartment properties.
(e)    Preparation of Vacant Units for Lease. Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller's current management standards for its apartment properties as though no sale of the Property were contemplated or, at Seller's option, provide Purchaser a credit at Closing equal to Seven Hundred Fifty Dollars ($750.00) per unit for the apartment units that are not in rent-ready condition on the Closing Date; provided, however, that with respect to apartment units vacated during the three (3) day period ending on the Closing Date, Seller shall have no obligation either to put such units into rent-ready condition or to give Purchaser a credit for the cost of doing so. Not more than forty-eight (48) hours prior to the Closing Date, a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether any of such unoccupied rental units are in “rent ready” condition.
(f)    Removal and Replacement of Tangible Personal Property.  Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.
(g)    Execution of New Contracts. Seller shall not, without Purchaser's prior written consent in each instance (which consent may be withheld in Purchaser's sole discretion), materially amend, extend, renew or terminate any of the Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause or penalty on thirty (30) days notice and provided no amendments add any penalty or notice for termination, and (ii) Seller may conduct leasing activity as provided in Section 5.4(b) hereof.
(h)    Maintenance of Permits. Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.
(i)    Management Contracts. As of Closing the property management contract pertaining to the Property shall have been terminated.
(j)    Intentionally Deleted.
(k)    Intentionally Deleted.
(l)    Litigation. Seller shall promptly notify Purchaser in writing, following Seller’s receipt of written notice from and after the Effective Date, of any pending litigation, arbitration, condemnation or administrative hearing or proceeding before any court or governmental agency concerning Seller or the Property other than customary eviction proceedings that will be completed prior to the Closing Date. Notwithstanding anything contained herein to the contrary, Seller’s receipt of such notice shall not otherwise constitute a default by Seller under this Agreement.
(m)    Compliance; Notices; Prohibited Acts. Seller shall use commercially reasonable efforts within Seller’s means to comply in all material respects with all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Property, and promptly give Purchaser copies of all written notices received by Seller asserting any breach or default under the Leases or the Service Contracts or any violation of any license, permit or other approval, or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property. Seller shall promptly notify Purchaser (i) if Seller initiates (or has initiated) a proceeding to contest or appeal the amount of real property taxes or assessments levied against the Real Property or the assessed value of the Real Property for real property tax purposes. Seller shall not (i) initiate or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property; or (ii) fail to pay in a timely fashion all proper and uncontested bills for labor or services for work performed for or on behalf of Seller (at the request of Seller or Seller’s agents) with respect to the Property.

(n)    Hazardous Materials. Seller shall promptly furnish to Purchaser copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any release or threatened release of any Hazardous Materials or any violation of any Environmental Laws has actually or allegedly occurred), or given by Seller to any person, concerning any release or threatened release of any Hazardous Materials in, on or under the Real Property or any violation of any Environmental Laws at the Real Property.

Notwithstanding anything contained herein to the contrary, Seller’s receipt of such notice (or Seller’s giving of such notice) shall not otherwise constitute a default by Seller under this Agreement.
5.5    Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:
(a)    Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation under the laws of the State of California. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser's organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.
(b)    Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.
(c)    Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser's ability to consummate the transaction contemplated herein.
(d)    Financial Status. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser's knowledge threatened or contemplated.
(e)    ERISA. Purchaser is not (i) (A) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) a “governmental plan” under Section 3(32) of ERISA, (C) any plan described in Section 4975 of the Internal Revenue Code, or (D) an entity whose underlying assets include “plan assets” by reason of the application of the ERISA “plan assets” regulation (29 C.F.R. 2510.3-101), or (ii) a "party in interest" under Section 3(14) of ERISA with respect to Seller.
(f)    OFAC. Purchaser is not any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov/offices/_enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).
5.6    Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of twelve (12) months after Closing.
5.7    Covenants of Purchaser.
(a)    Purchaser hereby covenants with Seller that, upon any termination of this Agreement, Purchaser shall upon Seller's request, furnish to Seller copies of any reports received by Purchaser in connection with any inspection of the Property for the presence of Hazardous Materials (as defined in Section 5.1(g) hereof), Mold or any Mold Condition (as defined below). EXCEPT FOR CLAIMS BASED ON A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1(g), PURCHASER IRREVOCABLY WAIVES ANY CLAIM AGAINST SELLER ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS OR MOLD OR ANY MOLD CONDITION ON THE PROPERTY OR THE BREACH OF ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTY. Upon any termination of this Agreement, Purchaser shall also upon Seller's request, furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any. Any such reports furnished to Seller shall be furnished at Seller's risk and without representation or warranty, express or implied, of any kind whatsoever. “Mold” means mold, mildew, fungus or other potentially dangerous organisms. “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.
(b)    “Designated Service Contracts” means (i) those certain Service Contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the Service Contracts Purchaser elects Seller to assign to Purchaser at Closing, (ii) those assignable Service Contracts regarding which Purchaser has failed to deliver such written notice on or before the Inspection Date, and (iii) those Service Contracts (the “Must Take Service Contracts”) attached hereto as Schedule 5.7(b) which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice. Purchaser hereby covenants with Seller that on or before the Inspection Date, Purchaser shall deliver written notice to Seller instructing which of the assignable Service Contracts Purchaser desires for Seller to assign to Purchaser and which it does not. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have chosen to have all assignable Service Contracts assigned to Purchaser, and all such Service Contracts shall be deemed part of the “Designated Service Contracts.” At Closing, Seller will cause the Service Contracts which Purchaser has elected not to have assigned to Purchaser (other than the Must Take Service Contracts), by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller’s expense, such termination to be effective within the time period provided for in the applicable Service Contract (or if no such time period is provided, as promptly as practicable after the Closing Date). The provisions of this Section 5.7(b) shall survive Closing.
5.8    Special Provisions Concerning Condominium Conversion.
(a)    If Purchaser or any affiliate of Purchaser shall elect to conduct a program of sales of condominium units within the Property, or otherwise to convert all or any part of a Property to the condominium form of ownership at anytime during the earlier to occur of (i) ten (10) year period following Closing or (ii) the expiration of any statutory period under which the original developer and/or contractor or its affiliates (to the extent any of the foregoing are the Seller or an affiliate of Seller) would be liable under applicable law for construction defects, such party shall provide Seller with a copy of the proposed condominium documentation in advance of submission to any governmental agency with jurisdiction over such sales program, or in advance of any recordation of any such documentation in the real property records. The proposed condominium documentation shall reflect a “Developer” or “Declarant” (or similar party) other than Seller or any affiliate of Seller.
(b)    Purchaser agrees that, at all times from and after Closing, it will indemnify, hold harmless and defend Seller and its affiliates, and their respective officers and directors (herein collectively called the “Indemnified Parties”) from and against any and all liabilities, damages, losses, costs and expenses (including attorneys' fees and expenses), which any of the Indemnified Parties may suffer, incur or be obligated to perform as a result of Purchaser's, or any of its affiliates', and only Purchaser or one of its affiliates, converting the form of ownership of all or any part of the Property to a condominium form of ownership and/or selling residential condominium units within the Property (hereinafter collectively called the “Condo Claims”). The foregoing indemnity with respect to the Condo Claims shall be in effect regardless of whether the Condo Claims result from actions of condominium unit owners, condominium unit purchasers or condominium or property owners' association and regardless of whether such Condo Claims relate to the construction of the Property or any other matter, nature or thing, whatsoever. Purchaser, through selection of counsel reasonably acceptable to Seller, shall have the sole and exclusive right (absent an unwaiveable legal conflict of interest) to defend such claim in all respects.
(c)    Prior to Closing, Purchaser shall not undertake or commence any sales or marketing activities regarding the conversion of all or any part of the Property to a condominium form of ownership or the marketing or sale of condominium units therein, including, without limitation, the submittal or recordation of any documentation regarding the conversion of the Property to a condominium form of ownership or the marketing or sale of condominium units therein. Additionally, and not by way of limitation, prior to Closing, neither Purchaser nor any affiliate of Purchaser, nor any of their respective officers or directors shall communicate any information about or concerning the future or potential conversion of all or any part of the Property to a condominium form of ownership, or the sale or marketing of any condominium units therein, to any existing or potential tenant or occupant of the Property. Notwithstanding the foregoing provisions or anything contained in this Agreement to the contrary, Purchaser shall be permitted to inspect or review any or all records of any federal, state or local governmental authority, and shall be permitted to make such inquiries of and obtain such documentation and information related to the Property from any federal, state or local governmental authorities to be able to confirm the compliance and the condition of the Property with respect to all governmental requirements and Purchaser's ability to convert the Property to condominium use; provided, however, that this Section 5.8 does not permit the disclosure of any information concerning the potential conversion of the Property to a condominium form of ownership to any tenant or occupant of the Property or potential purchasers of condominium units prior to Closing.
(d)    This Section 5.8 shall survive the termination, cancellation, rescission or consummation of this Agreement.
                     ARTICLE 6
DEFAULT
6.1    Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller's right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller's actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

6.2    Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder (other than the obligations which expressly survive termination, including without limitation any obligation of Seller under this Agreement to pay to Purchaser the Third Party Costs), or (b) to enforce specific performance of Seller's obligations under this Agreement. Purchaser expressly waives and releases its rights to seek damages in the event of Seller's default hereunder; provided, however, (1) that if Seller’s default constitutes an Intentional Seller Default (as hereinafter defined) and Purchaser makes the election in clause (a) above, then Purchaser shall also have the right to sue Seller for money damages, in an amount equal to the lesser of (i) two percent (2%) of the Purchase Price in the aggregate, or (ii) the amount of all direct, third-party out-of-pocket costs and expenses actually incurred by Purchaser in connection with this Agreement, and the inspection, acquisition and financing of said Property (the “Third Party Costs”); and (2) if Seller’s default does not constitute an Intentional Seller Default, but such default occurs after that date on which the Purchaser’s lender issues and the Purchaser accepts a rate lock agreement, and Purchaser makes the election in clause (a) above, then Purchaser shall also have the right to sue Seller for money damages in an amount equal to the lesser of (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (ii) one-half (1/2) of Purchaser’s Third Party Costs. In no event (except as provided in Section 5.3) shall Seller be liable for consequential, speculative, remote or punitive damages, or any other damages other than Third-Party Costs, and Purchaser hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages, or any damages other than Third-Party Costs (such Third-Party Costs to be limited in all cases as provided above). Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the last date upon which Closing could have occurred. “Intentional Seller Default” means any one or more of the following: (a) fraudulent misrepresentation, (b) criminal conduct (i.e. conduct that constitutes a felony under applicable law), or (c) an intentional and deliberate act of Seller taken on or after the Effective Date that results in Purchaser’s inability to consummate the transaction contemplated in this Agreement for a reason other than Purchaser’s default or the failure of any condition to Closing to be satisfied. If the equitable remedy of specific performance is not available due to an Intentional Seller Default, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed $500,000.00.
6.3    Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser's failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party's failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.
6.4    Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit (i) either Purchaser's or Seller's obligation to indemnify the other party, or the damages recoverable by the indemnified party against the indemnifying party due to, a party's express obligation to indemnify the other party in accordance with Section 3.1, 5.3, or 8.1(b) of this Agreement, or (ii) either party's obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party's failure to pay such costs. In addition, if this Agreement terminates for any reason, other than a default by Seller hereunder for which Purchaser has elected to pursue the remedy of specific performance, and Purchaser or any affiliate of Purchaser asserts any claim or right to the Property related to such termination that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Property, then Seller shall have all rights and remedies available at law or in equity with respect to such assertion by Purchaser and any actual loss, damage or other consequence suffered by Seller as a result of such assertion; provided, however, that in no event shall Purchaser be liable for consequential, speculative, remote or punitive damages, and Seller hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages.
ARTICLE 7
RISK OF LOSS
7.1    Damage. In the event of “damage” (as hereinafter defined) to the Property or any portion thereof, Seller shall promptly notify Purchaser thereof. In the event of such major damage is “major” (as hereinafter defined), Purchaser may, at its sole option, elect to proceed with the Closing (subject to the other provisions of this Agreement) or may terminate this Agreement by delivering written notice thereof to Seller within fifteen (15) days after Purchaser's receipt of Seller's notice respecting the damage. If, within fifteen (15) days of receipt of Seller's notice respecting such major damage, Purchaser delivers written notice of termination of this Agreement to Seller, this Agreement shall terminate, all Earnest Money shall be returned to Purchaser and, except for obligations of the parties which survive termination of this Agreement, the parties shall have no further obligations hereunder. If Purchaser does not timely elect to terminate this Agreement, Purchaser shall have no further right to terminate this Agreement as a result of the damage and in such event, Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards paid or payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). If the damage is not major, Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards paid or payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). In the event the damage is not major and prior to Closing sufficient insurance proceeds are not received or committed in writing by the insurance carrier sufficient to repair any damage, Seller shall repair such damage by Closing or give Seller a credit at Closing in an amount sufficient to pay for the cost unpaid as of Closing for repair of the applicable damage (i.e. to restore the Property to substantially the same condition as immediately before such casualty), such amount to be determined by an architect or other appropriate professional selected by Seller and approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed. Any assignment by Seller to Purchaser of insurance proceeds respecting loss of rental income shall be limited to that portion of such proceeds attributable to periods after Closing.

7.2    Definition of Major Damage. For purposes of Section 7.1:
(a)    “damage” means (i) physical damage to or destruction of all or part of the Real Property by reason of fire, earthquake, tornado, flood or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and
(b)    “major” damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of an architect selected by Seller and reasonably approved by Purchaser, be equal to or greater than Five Hundred Thousand and no/100 Dollars ($500,000.00) and (ii) any damage due to a condemnation or conveyance in lieu of condemnation which materially impairs the current use or value of a Property or access to such Property from public roads or the number or utility of parking spaces. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, then Purchaser shall be deemed to have approved the architect selected by Seller.
7.3    Seller's Insurance. If necessary or appropriate for Purchaser to evaluate its options or enforce its rights under this Article 7 following any damage to the Property, Seller shall promptly provide to Purchaser on request a copy of Seller's property insurance policies (or other applicable insurance policies) with respect to the Property.
ARTICLE 8
COMMISSIONS
8.1    Broker's Commission
(a)    The parties acknowledge that CB Richard Ellis, Inc. ("Broker") has been retained by and represents Seller as broker in connection with the subject transaction, and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a brokerage commission pursuant to a separate written agreement between Seller and Broker.
(b)    Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in this Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.2    Survival. This Article 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.
ARTICLE 9
DISCLAIMERS AND WAIVERS
9.1    No Reliance on Documents. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1 HEREOF AND IN THE CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO PURCHASER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) PURCHASER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY PURCHASER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.
9.2    Disclaimers. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 HEREOF AND IN THE CLOSING DOCUMENTS, PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OR PRESENCE OF

HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION), COMPLIANCE WITH ENVIRONMENTAL LAWS OR ACCESS LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.
PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION), OR WITH RESPECT TO ACCESS LAWS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH ACCESS LAWS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AND ITS PARTNERS' RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE),

COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AND ITS PARTNERS' RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.
PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. PURCHASER FURTHER AGREES THAT SHOULD ANY INVESTIGATION OR CURATIVE ACTION ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING UNDER ANY ACCESS LAWS, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION OR CURATIVE ACTION AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.
PURCHASER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY PURCHASER, AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF PURCHASER'S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. PURCHASER ACKNOWLEDGES AND WARRANTS THAT PURCHASER'S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.
9.3    Certain Definitions. The term "Access Laws" means the Americans With Disabilities Act, the Fair Housing Act, the Rehabilitation Act and other federal laws and all applicable state, regional, county, municipal and other local laws, regulations and ordinances governing access to handicapped or disabled persons or the construction or design of residential dwelling units, places of public accommodation, or common areas which are at or on the Property.
9.4    Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this ARTICLE 9 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this ARTICLE 9. Seller and Purchaser agree that the provisions of this ARTICLE 9 shall survive Closing or any termination of this Agreement.
ARTICLE 10
ESCROW AGENT
10.1    Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser's directions, which may be in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent's receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business day's notice. Escrow Agent not commingle the Earnest Money with any funds of Escrow Agent or any other person or entity without the prior written consent of Purchaser. All interest earned on the Earnest Money, if any, shall be included within the meaning of the term “Earnest Money” in this Agreement.
10.2    Intentionally Omitted.
10.3    Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within five (5) business days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 10.5 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.
10.4    Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

10.5    Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction located in the Atlanta metropolitan area pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.
10.6    Interest. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser's taxpayer identification number is 90-0152520.
10.7    Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 10. Escrow Agent's consent to any modification or amendment of this Agreement other than this ARTICLE 10 shall not be required.
ARTICLE 11
MISCELLANEOUS
11.1    Audit Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of

Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 11.1 for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing. Notwithstanding anything contained herein to the contrary, Seller shall not be liable to Purchaser based on the results of any audit, or the lack of any information required to conduct such audit, unless the Purchaser’s inability to obtain such information is caused by Seller’s breach of its obligations under this Section 11.1.
11.2    Intentionally Deleted.
11.3    Assignment. Purchaser may not assign its rights under this Agreement other than to a Permitted Affiliate without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser in excess of 49% without Seller's written approval, which approval shall not be unreasonably withheld, delayed or conditioned, shall constitute a default by Purchaser under this Agreement, provided, however, (i) Purchaser may assign this Agreement at or prior to Closing to a Permitted Affiliate without Seller's consent, and (ii) Seller may assign its rights under this Agreement to a reputable exchange accommodation to facilitate a tax deferred exchange pursuant to Section 4.8 hereof. For purposes hereof, the term “Permitted Affiliate” means an entity that controls, is controlled or managed by, or is under common control with Purchaser and/or those persons controlling and/or managing Purchaser and is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.
11.4    Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission if received on a business day (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel.
The parties' respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Seller:

Flournoy Development Company, LLC
900 Brookstone Centre Parkway
Columbus, GA 31904
Attention: Thomas H. Flournoy
Telephone: 706/243-9406
Fax No.: 706/596-2492
Email:    tom.flournoy@flournoydev.com

Burr & Forman LLP
171 17th Street NW
Suite 1100
Atlanta, GA 30363
Attention: Rick Fishman, Esq.
Telephone: 404/685-4307
Fax No.: 404/817-3244
Email:    rfishman@burr.com

If to Purchaser:

Steadfast Asset Holdings, Inc. 18100 Von Karman, Suite 500 Irvine, California 92612 Attention: Ana Marie del Rio, Esq. Fax No.: 949/852-0143 Telephone: 949/852-0700 Email: adelrio@SteadfastCompanies.com with a copy to:

Katten Muchin Rosenman LLP 2900 K Street, NW North Tower – Suite 200 Washington, DC 20007 Attention: Virginia A. Davis, Esq. Fax No.: 202/339-8244 Telephone: 202/625-3602 Email: virginia.davis@kattenlaw.com
If to Escrow Agent:

First American Title Insurance Company
Six Concourse Parkway
Suite 2000
Atlanta, GA 30328

Attention: Deborah Goodman
Telephone No. 770/390-6510
Facsimile No. 404/303-1235
Email: dgoodman@firstam.com

11.5    Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by telecopy or email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement or any formal amendment.
11.6    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time.
11.7    Successors and Assigns. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.
11.8    Entire Agreement. This Agreement, including the Schedules, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
11.9    Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if reasonably requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive Closing.
11.10    Counterparts. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

11.11    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
11.12    Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.
11.13    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
11.14    Employees. Seller shall be solely responsible for the salaries and benefits, if any, payable to Seller's employees at the Property for the period through the Closing, in accordance with and subject to the terms and conditions of such employment, even if such employees are employed by or on behalf of Purchaser following the Closing. With respect to any employees employed by or on behalf of Purchaser following the Closing, Purchaser shall be solely responsible for all salaries and benefits, if any, payable to such employees for the period from and after the Closing in accordance with and subject to the terms and conditions of such employment, even if such employees were employed by Seller prior to the Closing, provided, however, that Purchaser shall have no obligation to offer employment to or to employ any employee of the Property following Closing. Neither Purchaser nor Seller shall have any obligation for salaries, benefits or other employment obligations to any such employee with respect to the period such employee is or was employed by the other party. This Section 11.14 shall survive the Closing.
11.15    Seller's Access to Records after Closing. Purchaser shall reasonably cooperate with Seller at Seller's sole cost for a period of one (1) year after Closing to make available Purchaser's employees and Property records, as Seller may reasonably request, in case of Seller's need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time. This Section 11.15 shall survive Closing.

11.16    Schedules. The following schedules attached hereto shall be deemed to be an integral part of this Agreement:
Schedule 1.1 (a)    -    Legal Description of the Land
Schedule 1.1(d)    -    Inventory of Tangible Personal Property
Schedule 1.1(e)    -    Rent Roll
Schedule 1.6(a)    -    Earnest Money Wiring Instructions
Schedule 2.4(d)    -    Permitted Exceptions
Schedule 3.1        -    Additional Diligence Deliveries
Schedule 4.2(a)    -    Special Warranty Deed
Schedule 4.2(b)    -    Bill of Sale and Assignment
Schedule 4.2(c)    -    Tenant Notice
Schedule 4.2(d)    -    Seller's Closing Certificate
Schedule 5.1        -    Seller's Disclosure Statement
Schedule 5.7(b)    -    Schedule of Must Take Service Contracts

11.17    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
11.18    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.
11.19    Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
11.20    Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1(c); 4.2(c); 4.4; 4.5, 4.8, 5.1; 5.2; 5.3; 5.5; 5.6; 5.7; 5.8; Article 8; Article 9; 11.9; 11.12; 11.14; 11.15; those additional provisions of Article 11 which govern the administration, interpretation or enforcement of this Agreement; and any other provisions contained herein that by their terms survive the Closing (the “Obligations Surviving Closing”). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller's Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms, set forth in Sections 5.3 and 5.6 respectively.

11.21    Time of Essence. Time is of the essence with respect to this Agreement.
11.22    Covenant Not to Record. Purchaser shall not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Purchaser.
11.23    Limitation of Seller's Liability. Purchaser shall have no recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller or its general partner or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. This Section 11.23 shall survive the Closing.
11.24    JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.
11.25    Attorneys' Fees. In any action to enforce or interpret the provisions of this Agreement, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees actually incurred in connection therewith.
11.26    Waiver; Extension. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.
[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
SELLER:

SONOMA GRANDE TULSA, LLC, a Delaware limited liability company

By:	FDC Development JV, LLC, a Delaware limited liability company, its sole Member

By:	Flournoy Development Company, LLC, a Georgia limited liability company, its Manager

By:	/s/ Thomas H. Flournoy
Thomas H. Flournoy,
its President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]
This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between SONOMA GRANDE TULSA, LLC, as Seller, and STEADFAST ASSET HOLDINGS, INC., as Purchaser, with respect to Sonoma Grande Tulsa.
First American Title Insurance Company, as Escrow Agent is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

PURCHASER:
STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Ana Marie del Rio
Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]
This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between SONOMA GRANDE TULSA, LLC, as Seller, and STEADFAST ASSET HOLDINGS, INC., as Purchaser, with respect to Sonoma Grande Tulsa.
First American Title Insurance Company, as Escrow Agent is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

Escrow Agent has executed this Agreement for the limited purposes set forth herein.
ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation

By:	/s/ Deborah Goodman
Deborah Goodman
V.P.

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between SONOMA GRANDE TULSA, LLC, as Seller, and STEADFAST ASSET HOLDINGS, INC., as Purchaser, with respect to Sonoma Grande Tulsa.
First American Title Insurance Company, as Escrow Agent is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

Schedule 1.1(a)
LEGAL DESCRIPTION OF THE LAND

Lot One (1), Block One (1) SONOMA GRANDE, a Subdivision in the City of Tulsa, Tulsa County, State of Oklahoma, according to the recorded Plat No. 6216.

Schedule 1.1(d)

INVENTORY OF TANGIBLE PERSONAL PROPERTY
[SEE ATTACHED PAGES]

FLOURNOY PROPERTIES INVENTORY

PROPERTY: Sonoma-Grande Tulsa **DATE:** 12-3-11
SIGNATURE: [signature] **SIGNATURE:** [signature]
Manager **Lead Maintenance**

Please complete this property inventory to include the following: The Club House, Leasing Office (s), Club House Kitchen (including Appliances), Club House Entry/Halls/Foyers, Club Room, Game Room, Work Room, Tanning Room, Business Center, Fitness Center, Media Center, Porch, Lanai, All Rooms of the Model, Pool Deck, Pool Pavilion and all Tools and Maintenance Equipment (including the Golf Carts). Please make sure to list all items that would pass with a sale. Please make sure the inventory is typed.

DESCRIPTION	QUANTITY ON HAND
Clubhouse	
Leasing Offices	
Leasing 1:	
Drapery panels	1 pair
Santangelo drapery hardware: rod, brackets, finials and rings	1 set
DMI desk w/ return	1
Sam Moore guest chairs in tan stripe	2
Sam Moore desk chair in brown faux leather	1
Leather trashcan	1
4x6 brass picture frames	1
East Enterprises desk lamp	1
Big Fish "Edwards Lilly 1" picture	1
Dell PC	COZ4TH1
Leasing 2:	
Terracotta paisley drapery panels	1 pair
Santangelo drapery hardware: rod, brackets, finials and rings	1 set
DMI desk w/ return	1
Sam Moore guest chairs in multi tweed	2
Sam Moore desk chair in brown faux leather	1
Leather trashcan	1
4x6 brass picture frame	1
East Enterprises desk lamp	1

DESCRIPTION	QUANTITY ON HAND
Dog bookends	1 set
Wendover Art "At Water's Edge" picture	1
Wendover Art "Evening Across Marsh" picture	1
Dell PC	DOZ4TH1
Assistant Manager:	
Chocolate paisley drapery panels	1 pair
Santangelo drapery hardware: rod, brackets, finials and rings	1 set
DMI desk w/ return	1
DMI lateral file	1
Sherrill guest chairs in terracotta, gold and green tweed	2
Sam More desk chair in brown faux leather	1
Leather trashcan	1
4x6 brass picture frame	1
East Enterprises desk lamp	1
Shadow Catchers #3905 & #3904 pictures	1set
Dell PC	1GZ4TH1
Manager:	
Drapery panels	1 pair
Santangelo drapery hardware: rod, brackets, finials and rings	1 set
DMI desk	1
DMI credenza	1
Sherrill guest chairs in red, green and gold check	2
Sam Moore desk chair in brown faux leather	1
Leather trashcan	1
4x6 brass picture frame	1
Black leather clock	1
Iron bookends	1 set

DESCRIPTION	QUANTITY ON HAND
LuxArt silk Kentia palm	1
Santangelo table lamp	1
Wendover Art "Amber Fields" picture	1
Dell PC	9WQSRG1
Kitchen:	
LuxArt Silk Ivy	1
3 Metal Finials	1 Set
Glass cake plate with glass dome	1
Trash can	1
Bronze paper towel holder	1
Bronze soap pump	1
Flat ware with 3 trays	1 Set
Target round woven trays	3
Terracotta plates	4
Terracotta salad plates	4
Terracotta bowls	3
Shadow catchers #3977 Picture	1
Alcove :	
Greenfront 3x12 runner w/rug pad	1
Wendover art "antique oak leaves IV" Picture	1
Wendover art "antique leaves II" Picture	1
Wendover art "misty meadow II" Picture	1
Shadow catchers #1617 picture	1
Shadow catchers #1342 pictures	1 Set
Vintage print gallery "map of Oklahoma" Sepia picture	1

DESCRIPTION	QUANTITY ON HAND
Hall:	
Sarreld Mercantile table	1
TJ Maxx woven baskets	3
LuxArt Silk flower	1
Metal wall clock	1
Trash can	1
Shadow catchers #3913 picture	1
Shadow catcher #1436 picture	1
Front Entry:	
LuxArt Silk trees	2
Outdoor logo mats	5
Shadow catchers #1616 picture	1
Foyer:	
Marcella 5x8 Rug	1
Eddy West Sideboard	1
Dessau Brass planter	1
Copper pot w/LuxArt Silk fern	1
Finials	2
Clubroom:	
Small clock	1
Currey & Co. Terracotta lamp	1
Theodore Alexander gateleg table	1
LuxArt Silk Ivy	1
Scroll Wrought Iron Bookend	1

DESCRIPTION	QUANTITY ON HAND
Clubhouse (Continue):	
Stanford Chairs in plaid and tweed	2
Stanford Console	1
Stanford end table	1
Stanford cocktail table	1
Britt table large pottery bowl	1
Lee rug pillows	3
Large swan	1
Mara Iron lamps with natural shades	1 Pair
9x13"9 Greenfront rug with rug pad	1
Visual comfort brass trophy lamp w/Cream shade	1
LuxArt Kentia palm	1
Britt David Pottery Candy bowl	1
Napa Home wooden Candle sticks w/2 faux candles	2
Santangelo iron wall sconces with 4 faux candles	4
Cocktail table books	3
Books	9
Wendover Art "Back Road Series 1" Picture	1
Wendover Art "Back Road Series 2" Picture	1
Wendover Art "Pastoral Series 1" Picture	1
Wendover Art "Pastoral Series 2" Picture	1
Big Fish "Mountain Range 1" picture	1
Big Fish "Mountain Range 2" picture	1
Shadow Catchers #4143 picture over fireplace	1

DESCRIPTION	QUANTITY ON HAND
Workroom:	
LuxArt silk Cabinet topper	1
Trash can	1
Hooker faux leather desk chair	1
Kyocera KM-1820	1
Dell PC	HOZ4TH1
Fitness Room:	
Treadmill	35DD2708
Treadmill	35002711
Treadmill	35002710
Elliptical machine	35001889
Elliptical machine	4151X6G0084
Bike	4292R6G0020
Large woven baskets	2
Posters	1 Set of 3
Business Center:	
DMI Desks	2
Currey & Co. Urn Lamp	1
LuxArt Silk Kentia Palm	1
Wendover Art "Autumn Landscape I" Picture	1
Wendover Art " Autumn Landscape II" Picture	1
Dell PC	GOZ4TH1
Dell PC	FOZ4TH1
Kyocera KM-1820	1

DESCRIPTION	QUANTITY ON HAND
Media Room/WiFi Café:	
LuxArt Silk Kentia Palm	1
Global Views Wooden Magazine Buckets	2
Sarreid Chairs w/ Leather Seats	4
Stanford Round Game Table	1
Stanford Round wood pedestal Table	1
Stanford Small Side Tables	2
Visual Comfort Metal Floor Lamp	1
Eddy West TV Console	1
Trash Can	1
Tanning Room:	
Kenian Imports Square Table	1
Kenian Imports Folding Chair	1
"Beach" Hooks	1 Set
TJ Maxx White Basket	1
Men's Room:	
Bronze Soap Pump	1
Bronze Paper Towel Holder	1
Woven Basket	1
Wendover Art 30x 40 Mirror	1
"Burch Trees" Pictures	Set of 2

DESCRIPTION	QUANTITY ON HAND
Ladies Restroom:	
Bronze Soap Pump	1
Bronze Paper Towel Holder	1
Woven basket	1
Small Trash Can	1
Large Trash Can	1
Wendover Art 30 X 40 Mirror	1
Wendover Art "Knorr Butterfies IV" Picture	1
Wendover Art "Knorr Butterfies II" Picture	1
Back Porch:	
Lane Venture Iron Conversation Table	1
Lane Venture Iron Conversation Chairs in Chocolate, Orange & Gold Stripe	4
Small Ceramic Pots with Holly	2
Lanai:	
Lane Venture Iron Sofa w/ stripe Throws	1
Lane Venture Iron Cocktail Table	1
Lane Venture Iron end Tables	3
Lane Venture Rug	1
Lane Venture Iron Club Chairs	2
Shady Iron Lamps	2
Imax Scroll Metal Panels	2
Cbk Metal Panel	1
Large Ceramic Pot with Tree	1
Cream Ceramic Finials	Set of 3

DESCRIPTION	QUANTITY ON HAND
Lanai (Cont.)	
Lane Venture Dining Table	1
Lane Venture Dining Chairs	4
Christmas Decorations:	
NDI Christmas Tree	1
Extra Large Jim Marvin Gold Balls	13
Medium Terracotta Balls with shiny finish	8
Medium Dark Terracotta Balls with Matte Finish	8
Large Copper Balls	6
Large Blue Balls	8
Large Gold Glitter Snowflakes	19
Small Gold Glitter Snowflakes	24
Dradle-Shape Ornaments	12
Pine Wreath	1
Gold Wreath Door Hanger	1
Large Ribbon Bows for Tree	2
Model:	
Foyer:	
Mat	1
Wooden Boxes	2
Brown Ceramic Pottery Vases	3
Red Ceramic Plate on Stand	1
Gold & Brown Vases	2
Chocolate Leather Boxes	4
Books	21

DESCRIPTION	QUANTITY ON HAND
Living Room:	
Lee Cream Sofa	1
Lacefield Design Orange Ikat Pillows	2
Lacefield Design Cheetah Pillow	1
Up Country Cocktail Table	1
Cocktail Table	1
Terrcotta Metal Bowl w/ Acorns	1
Up Country Round End Table	1
Zeugma Imports Gold Lamp	1
LuxArt Silk Ivy	1
Leather Picture Frame	1
Gold Bowls	2
Paragon Landscape "Eves Lake"	1
Lee Gold Suede Chair	1
Lee Rug Pillow	1
Chocolate Leather Magazine Rack	1
Magazines	16
Eddy West Paint Tv Cabinet	1
Gold and Red Vases	3
Frog on a Ball	1
Gold and Cream Flat Box	1
Brown Round Box with Lid	1
Gold and Orange Finials with Black Accents	2
Terracotta Vase	1
Picture Frames	3
Gold Metal Boxes with Lids	3
Books	18

DESCRIPTION	QUANTITY ON HAND
Sam Moore Copper Chairs	2
Cream Pillows	2
Sam Moore Leather Ottoman	1
Gallery Designs Bronze Lamp	1
Propac Pictures "Italian Tile I, II, III, IV"	4
Gold Serving Tray and Tag gold mugs	2
Bronze Drapery Hardware with Rod	1
Tan Drapery Panels	2
Dining Room:	
Painted Counter Height Dining Table	1
Lee Gold Tweed Dining Benches	2
Shadow Catchers Pictures "Eccentric Abstract X & XII"	2
Chocolate Candle Holders w/ Faux Candles	2
Pier One Cream Plates	4
Pier One Cream Bowls	4
Tag Gold Bowls	4
Gold Pears	4
Gold Wine Glasses	4
Gold & Cream Napkins with Bronze Napkin Holders	4
Pier One Brown Round Place Mats	4
Kitchen:	
Pier One Bronze Bowl w/ 4 Wooden Balls & 4 Chocolate Balls	1
Pier One Bronze Paper Towel Holder	1
Bronze Soap Pump	1
Gold Canisters	Set of 3

DESCRIPTION	QUANTITY ON HAND
Kitchen Cont:	
Ceramic Chickens	Set of 3
Brown, Gold Stripe Rug	1
Pier One Gold wine Rack	1
LuxArt Silk Ivy	1
Pier One Terracotta Pottery bowl w/ Faux Acorns	1
Bronze Utensil Holder w/ Assorted Utensils	1
Terracotta Pot Holders and Towels	1
Cookbooks	9
Cookbook Stand	1
Pier One Terracotta Pottery Vase	1
LuxArt Silk Ivy	1
Cream Ceramic Finials	Set of 3
Propac Gold "Retro Clock"	1
Laundry Room:	
Gold Baskets w/ Cream Liners	2
Iron w/ Holder	1
Ironing Board w/Rack	1
Bronze Mop & Broom	1
Guest Room:	
Paragon "Silver Stars"	Set of 3
Lee Upholstered Headboard	1
Traditions Lines: Coverlet,Paisley Duvet,Copper Suede Dust Skirt, & Pillows	1 set
Propac Landscapes "Horizon I & II"	2
Design Workshop Round Natural Night Stand	1

DESCRIPTION	QUANTITY ON HAND
Guest BedroomCont:	
Natural Light Gold Lamp	1
LuxArt White Flower	1
Tan Metal Frame	1
Propac Landscapes "Oak/Maple"	2
Design Workshop Natural Chest w/Mirror Knobs	1
Paragon "Round Silver Mirror"	1
Gallery Design Lamp w/Copper Shade	1
Cream Finials	Set of 3
Brushed Chrome Drapery Hardware w/rod; Bracket,Rings & Finials	1
Tan Linen Drapery Panels	Set of 2
Guest Bath:	
Traditions Blue Plaid Shower Curtain w/Shower Liner & Rings	1
Soap	1
Back Brush	1
Blue Bath Towels	3
Blue Hand Towels	3
Blue Wash Cloth	1
Propac Abstract Canvases "Balance I and II"	2
Vanity Accessories Toothbrush Holder w/ 2 Toothbrushes & Tissue Holder	1
Cream Bath Mat	1
Guest Closet:	
DHR Brown Leather Messenger Bag	1
DHR Brown Leather Doctor's Bag	1
DHR Brown Leather Rolling Duffle	1

DESCRIPTION	QUANTITY ON HAND
Guest Closet Cont:	
DHR Train Cases	Set of 3
Lg Brown Canvas Bins	3
Sm Brown Canvas Bins	2
Tan Leather Bag	1
Gold Hangers	30
Master Bedroom:	
Tradewinds Painted Chocolate Headboard	1
Dansfield & Ross Lines Duvet Dust Skirt Euro Shams Throw pillow	set
Shadow Catchers Abstract Pictures "Abstract Horizon/PR"	set of 2
Tradewinds Painted Chocolate Nightstands w/ Basket	2
Red Books	3
Red Leather Clock	1
LuxArt Silk Ivy	1
Tradewinds Painted Chocolate Chest	1
Dog Pictures	set of 4
Currey Red Ceramic Lamp	1
Wire Picture Frames	3
Bronze Drapery Hardware w/Rod Rings and Finials	Set
2 Tie Top Tan Linen Drapery Panels	set
Master Closet:	
Hangers	24
Canvas Hanging Bag	1
Hanging Shoe Holder	1
Lg Canvas Bins	2

DESCRIPTION	QUANTITY ON HAND
Master Closet Cont:	
Sm Canvas Bin	1
Leather Bins	5
Leather Box	1
Canvas Boxes	2
Master Bath:	
Bronze Iron Scroll Handle Basket w/Soap sponges & Lotion	1
Khaki Bath Towels	3
Chocolate Hand Towels	3
Khaki Wash Cloth	1
Bronze Iron Basket w/ Chocolate hand Towels & Khaki hand Towels	1
Vanity Accessories Toothbrush Holder w/Toothbrushes, Tissue Holder, Soap Dish	1 Set
Chocolate and Tan Houndstooth Jute Rug	1
Shadow Catchers Cat Pictures	Set of 4
Master Linen Closet:	
Chocolate Baskets w/Soap Sponges, Lotion	4
Chocolate Bath Towels	3

DESCRIPTION	QUANTITY ON HAND
Pool Deck:	
Lounge Chairs	35
Round Tables	4
Chairs	15
Trash Cans	2
Small Round Tables	13
Safety LG Rings	2
Vacuum Head Pole	1
Shepherd Hook	1
Pool Pavilion:	
Charmglow Gourmet Series Propane Grill M#810-8750-5	1
Trashcan	1
Oval Table	1
Chairs	6
Tall Tables	3
Tall Chairs	9
Vacuum Hose	1
Vacuum Head	1
Leaf Rake Net	1
Wall Brush	1
Taylor Test Kit	1

DESCRIPTION	QUANTITY ON HAND
Tools & Maintenance:	
Toilet Auger	1
18 Gallon Shop Vac M#QPL650	1
Light bulb changer kit	1
2 Ft. Step Ladder	1
6 Ft. Step Ladder	1
HD Milling Key Machine	1
General D-25 Handy Kit sink snake	1
2.5 Gallon Shop Vac	1
Motorola Radio M#RDV2020	6
2 LG Dehumidifier M#LHD459ELY9	2
Kwikset Keying Kit Serial # 272	1
Echo Back Pack Sprayers	2
Werner 12 Foot Ladder	1
Werner 24 Foot Ladder	1
Werner 44 Foot Ladder	1
Snow Shovels	4
Post hold digger	1
Spade shovels	2
Gas tanks	2
Hand Cart dolly	1
Husky Sharp Shooter Shovels	3
Honda Power Washer M# WP-4000-HDHB	1
Tornado Carpet Fans	3
Echo Back Pack Blower M# PB-620ST	1
4-Valve A/C Gages	1
Ref. Leak Detector M#1627	1

DESCRIPTION	QUANTITY ON HAND
Tools & Maintenance Cont:	
Ref Core Removal	1
Infared Thermometer	1
14 Pc Drill Bit Set	1
Caulk Gun	1
Torch Kit	1
Acetylene Tank	1
Oxygen Tank	1
Nitrogen Tank	1
JB Vacuum Pump	1
Vortex Recovery Machine	1
50 Lb. Recovery Tank	1
Texture Gun Sprayer	1
E-Z Go Golf carts	2
E-Z Go Maintenance cart	1

Schedule 1.1(e)
RENT ROLL
[INTENTIONALLY OMITTED]

Schedule 1.6(a)
EARNEST MONEY WIRING INSTRUCTIONS
First American Title Insurance Company
National Commercial Services
6 Concourse Parkway, Suite 2000
Atlanta, GA 30328

www.firstam.com*NYSE:FAF

WIRING INSTRUCTIONS

FIRST AMERICAN TRUST
5 FIRST AMERICAN WAY
SANTA ANA, CA 92707

ABA #122241255

To Credit the Account of:

FIRST AMERICAN TITLE INSURANCE COMPANY

ACCOUNT NO. 3015520000

Ref: File No. NCS 450406-7

Property Reference: Sonoma Grande Tulsa
ATTN: Deborah Goodman

Please include our file number on all wires

Schedule 2.4(d)
PERMITTED EXCEPTIONS

1.	Ad valorem taxes for 2011, amount of which is not ascertainable, due or payable.

2.	All interest in and to air oil, gas, coal and other minerals and all rights pertaining thereto.

3.	Section line roadway easement.

4.	Rights of tenants in possession.

5.
Terms, conditions and provisions of Right of Way Agreement to Oklahoma Natural Gas Company, a Division of ONEOK, INC., a Delaware corporation, dated June 7, 1993, flied July 20, 1993, recorded in Book 5524, Page 1576.

6.
Terms, conditions and provisions of Right of Way Agreement to Oklahoma Natural-Gas Company, a Division of ONEOK, Inc., a Delaware corporation, dated June 14, filed July 20, 1993, recorded in Book 5524, Page 1576.

7.	Terms, conditions and provisions of General and Utility Easement to the Public, dated November 5, 1997, filed January 23, 1998, recorded In Book 6002, Page 2496.

8.
Terms, conditions and provisions of Easement to General Telephone Company of the Southwest, a Delaware corporation, dated March 7, 1977, filed March 21, 1977, recorded in Book 4255, Page 1351; as purportedly assigned by Easements referenced in and assigned by Special Warranty Deed and Assignment and Assumption Agreement dated June 20, 2000, filed July 19, 2000, recorded in Book 6391, Page 1004.

9.
Permanent sanitary sewer easement and permanent right of way which rights were condemned and acquired in Case No. CJ-2005-3847, District Court of Tulsa County, Report of Commissioners entered September 8, 2005, and Amended Report of Commissioners entered September 19, 2005, filed September 26, 2005, recorded as Instrument # 2005114422.

10.	Possible unrecorded easements for gas and water lines along the Southerly boundary as shown on survey dated January 9, 2008, by Tanner Consulting, LLC.

11.	Possible unrecorded easement for water line along the Easterly boundary as shown on survey dated January 9, 2008, by Tanner Consulting, LLC.

12.	Order Vesting Title Nunc Pro Tunc and Agreed Journal Entry of Judgment: Case Closed

entered In Tulsa County District Court Case No. CJ-2005-3847 recorded as Document No. 2008096910.

13.
Deed of Dedication and Restrictive Covenants for Sonoma Grande Addition Plat No. 6216, to the City of Tulsa filed July 8, 2009, recorded as Document No. 2008070824 and Ratification recorded August 18, 2011, Document No. 2011071533.

14.	All items affecting subject Lot(s) as shown on the recorded Plat of Sonoma Grande Addition, Plat No. 6216 recorded as Document No. 2008070824, are made a part hereof.

15.	Limits of No Access across the side of the Land as shown by the recorded plat.

16.	Affidavit of Contractual Agreement with Cox Communications Inc. and Property Owners, recorded as Document No. 2009033091.

17.
Case No. 4:09-CV-00811-TCK-PJC pending before the United States District Court for the Northern District of Oklahoma (originally flied as Case No. CJ-2009-8759 in the District Court of Tulsa County, State of Oklahoma).

18.	Declaration of Covenants, Conditions and Restrictions filed August 18, 2011, recorded as Document No. 2011071534.

19.
An unrecorded lease dated August 17, 2011, executed by Health Care Reit, Inc. and HCRI Kansas Properties, LLC, a limited liability company as lessor, and Argyle, LC, a limited liability company as lessee, as disclosed by Memorandum of Lease recorded Document No. 2011071536.

20.	A mortgage to secure an original principal indebtedness and any other amounts or obligations secured thereby:

Dated:	August 17, 2011
Filed:	August 18, 2011
Mortgagor:	Argyle, LLC, a limited liability company
Mortgagee:	Health Care Reit, Inc. and Fidelity National Title Insurance Company, as Trustee
Recorded:	Document No. 2011071537

21.	Change of and Consent to Areas of Access as Shown on Recorded Plat filed by Health Care Reit, Inc. and recorded as Document No. 2011083314.

Schedule 3.1

Additional Diligence Deliveries

CONSTRUCTION / REHABILITATION
1	Plans & Specifications
2	a. To the extent in Seller’s possession, most current civil, landscape, architectural, structural mechanical, electrical & fire protection plans
3	Construction contracts
4	Current capital improvements and schedule over past 3 years
5	Warranties in effect (construction, roof, mechanical equipment, etc.)
6	Copies of all Licenses and Permits, including Business License
7	Certificate(s) of Occupancy
8	[Intentionally Deleted]
9	Copies of all Governmental correspondence or notices in Seller’s possession pertaining to the property including but not limited to Building Code, Health Code, Zoning and Fire Code
10	Maintenance Records/work orders (for past 12 months)
Other
FINANCIAL
1	Monthly Operating Statements (YTD and 3-year historical)
2	Current Year Operating Budget
3	Agreements, bonds affecting property (if any) [N/A]
4	City or County Development Agreements (if any) [N/A]
5	Year-End Financial Statements, Audited if available (past 3 years)
6	[Intentionally Deleted]
7	Property Tax Bills (current and for past 3 years, including special assessments or districts and appeals) & Assessment
8	[Intentionally Deleted]
9	Type of Accounting Software:
10	General Ledger - YTD and 1-year historical
11	Utility Bills (current & past 12 months)
12	[Intentionally Deleted]
MANAGEMENT/LEASING/OPERATIONS
1
Current Monthly Rent Rolls (showing, square footage, monthly rent, deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), and such other information as Buyer may require)

2	Security Deposit/Resident Ledgers
3	Market Rent Survey (if available, comparison of subject w/other properties)
4	Occupancy History (past 3 years)
5	Leases for all tenants and all available tenant correspondence files (including amendments/letters/agreements)
6	Form of Lease (with all addendums)
7	Schedule of leases under negotiation or leases out for signature
8	Aged Delinquency Report (showing total rent outstanding) and status of all files placed for eviction or collection
9	[Intentionally Deleted]

10	Copies of all operating & management service contracts, including but not limited to:
11	a. Laundry
12	b. Landscaping
13	c. HVAC
14	d. Janitorial Services
15	e. Security
16	f. Equipment Leases (such as copier, etc.)
17	g. Trash
18	h. Pest Control
19	i. Pool
20	j. Cable/TV (if none, please indicate in writing)
21	k. Advertising
22	l. Fire Extinguisher
23	m. Apartment Furniture Rental
24	n. Alarm Monitoring
25	o. Elevator
26	p. Phone
27	q. Property Management Agreement; indicate whether entity is related party for disclosure purposes
28	r. [Intentionally Deleted]
29	Inventory of Personal Property and Supplies Inventory (on site)
30	Current Staff Information (employees, titles, hire dates, salary, unit information)
31	List of which utilities are paid by Resident & Owner
32	[Intentionally Deleted]
33	Schedule of required deposits (gas, electric, telephone, water)
34	Current list of all vendors utilized at the property
35	Property Brochure
36	Certificates of insurance; insurance loss runs
37	Pending Litigation Information (if applicable)
38	O&M Manuals
39	[Intentionally Deleted]
PHYSICAL ITEMS
1	Site Plan & Elevations
2	Unit Floor Plans (w/sq. footage)
3	[Intentionally Deleted]
4	Property Photos (including aerial photos if available)
5	Model Units, if any (apt. #, bedrooms, rent loss)
6	Building (# of bldgs., storage units, laundry rooms)
7	Parking (carport, garages, or open spaces & number of each type)
8	[Intentionally Deleted]
9	[Intentionally Deleted]
10	[Intentionally Deleted]
11	[Intentionally Deleted]
12	[Intentionally Deleted]
THIRD PARTY REPORTS
1	All existing reports, including, (but not limited to):

2	a. Soils or Geotechnical Report
3	b. Phase I Environmental Report
4	c. [Intentionally Deleted]
5	d. [Intentionally Deleted]
6	e. [Intentionally Deleted]
7	f. [Intentionally Deleted]
8	g. [Intentionally Deleted]
9	h. [Intentionally Deleted]
10	i. [Intentionally Deleted]
11	j. Termite Report
12	k. [Intentionally Deleted]
13	l. [Intentionally Deleted]
14	m. Existing As-Built ALTA Survey
15	[Intentionally Deleted]
TITLE AND OTHER
1	Title Insurance Commitment and all recorded documents referenced therein
2	Any zoning report or compliance letter
CAPITAL SOURCE - SPECIFIC INFORMATION: REIT; ITEMS TO BE PROVIDED WITHIN TEN (10) BUSINESS DAYS AFTER THE INSPECTION DATE
1	Property Services Questionnaire
2	Bank Reconciliations: YTD and Year-End for past 2 years
3	Trial Balance: Year-End for past 2 years and for the years then ended
4	Trial Balance as of 3/31/10 and for the 3-month period then ended
5	Cash Disbursement Journals: Monthly for current and previous years (cutoff selections for expense testing)
6	Invoices and/or related support for Cash Disbursement Journals selected by E&Y (to perform Cutoff Testing)
7	Signed Letter of Representation from Seller
8	Copy of 25 leases (as selected by E&Y) from the rent rolls provided
9	Copy of check/evidence of payment of property tax bills for all property tax expenses recorded in previous year
10	APN Number for the parcel(s) being purchased (to verify the completeness of the expense in #8 directly above)
11	Copy of invoices or service contract and evidence of payment (check copy or other) for 25 expenses selected by E&Y (utilities, cleaning, repairs and maintenance and G&A expense, etc.)
12
GL detail for the real estate balance sheet account for previous year and quarters of previous year. Provide invoices for a sample of capitalized costs (selections by TBD) in order to verify the completeness of repairs/maintenance expense.

13	[Intentionally Deleted]

Schedule 4.2(a)
FORM OF SPECIAL WARRANTY DEED

(Above Space Reserved for Recording)

Grantee’s mailing address: _______________ _______________ _______________

SPECIAL WARRANTY DEED

STATE OF OKLAHOMA § § COUNTY OF TULSA §	KNOW ALL PERSONS BY THESE PRESENTS:

THIS INDENTURE, is made this _____ day of _______, 20__, by SONOMA GRANDE TULSA, LLC, LLC, a Delaware limited liability company, Grantor, in favor of ___________________., a ____________, Grantee.
WITNESSETH, that in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, said party Grantor does by these presents, grant, bargain, sell and convey that certain tract of real property in Tulsa County, Oklahoma (the "Property"), as described on Exhibit “A” attached hereto and incorporated herein unto said party Grantee, its successors and assigns.
TO HAVE AND TO HOLD THE SAME, together with all and singular the tenements, hereditaments and appurtenances thereto belonging or in any wise appertaining forever.
And said party Grantor, its successors and assigns, does hereby covenant, promise, and agree to and with said party Grantee, at the delivery of these presents, that it is lawfully seized in its own right of an absolute and indefeasible estate of inheritance in fee simple, of and in all and singular the above granted and described Property, with the appurtenances; that the same are free, clear, and discharged and unencumbered of and from all former and other grants, titles, charges, estates, judgments, taxes, assessments and encumbrances of whatsoever nature and kind, EXCEPT those matters described on Exhibit “B” attached hereto and incorporated herein, and that party Grantor will WARRANT AND FOREVER DEFEND the same unto the said party Grantee, successors and assigns and all and every person or persons whomsoever lawfully claiming or to claim the same, by, through, or under the Grantor, but not otherwise.

IN WITNESS WHEREOF, the party Grantor has caused this instrument to be executed on behalf of the party Grantor the day and year above written.
SONOMA GRANDE TULSA, LLC, a Delaware limited liability company

By:	FDC Development JV, LLC, a Delaware limited liability company, its sole Member

By:     Flournoy Development Company,     LLC, a Georgia limited liability         company, its Manager

By:     ________________________                                Thomas H. Flournoy,
                                its President
STATE OF GEORGIA     §
§
COUNTY OF MUSCOGEE     §
This instrument was acknowledged before me on the _____ day of ____________, 2011, by Thomas H. Flournoy, as President of Flournoy Development Company, LLC, a Georgia limited liability company, as Manager of FDC Development JV, LLC, a Delaware limited liability company, as the sole member of SONOMA GRANDE TULSA, LLC, a Delaware limited liability company, on behalf of such companies.

{SEAL)	Notary Public and for the State of Georgia

Grantor's Name, Address, Phone: Sonoma Grande Tulsa, LLC c/o Flournoy Development Company, LLC 900 Brookstone Centre Parkway Columbus, Georgia 31904 Telephone No. 706/243-9406	Grantee’s Name, Address, Phone: _________________________ _________________________ _________________________ Attn:______________________ Telephone No. ______________

SEND TAX STATEMENTS TO GRANTEE

Exhibits To Special Warranty Deed

A - Legal Description Of Land
B. - Permitted Exceptions

Schedule 4.2(b)
[FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION
OF LEASES AND SERVICE CONTRACTS]
* * *
BILL OF SALE AND ASSIGNMENT AND ASSUMPTION
OF LEASES AND SERVICE CONTRACTS
This Bill of Sale and Assignment and Assumption of Leases and Service Contracts (this “Agreement”) is made and entered into this ____ day of _____, 2012, by and between Sonoma Grande Tulsa, LLC, a Delaware limited liability company (“Seller”), and ___________________, a ___________ (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller and Purchaser (by assignment from Steadfast Asset Holdings, Inc.) are parties to that certain Purchase and Sale Agreement, dated _____, 2012 [DESCRIBE AMENDMENTS, IF APPLICABLE] (the “Contract”), having [NAME OF ESCROW AGENT] as party for the limited purposes set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the Contract, Seller is conveying to Purchaser, by Special Warranty Deed, (i) those certain tracts or parcels of real property located in the ______________, _____________ County, Oklahoma, and more particularly described on Exhibit A, attached hereto and made a part hereof (the “Land”), (ii) the rights, easements and appurtenances pertaining to the Land (the “Related Rights”), and (iii) the buildings, structures, fixtures and other improvements on and within the Land (the “Improvements”; and the Land, the Related Rights and the Improvements being sometimes collectively referred to as the “Real Property”);
WHEREAS, Seller has agreed to convey to Purchaser certain personal property and assign to Purchaser certain leases and service contracts as hereinafter set forth;
NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Purchaser hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.    Bill of Sale:
(a)    Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under the Tangible Personal Property and the Intangible Property. Seller warrants to Purchaser that Seller owns good title to the Tangible Personal Property, that the Tangible Personal Property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Contract), and that Seller has full right, power and authority to sell the Tangible Personal Property and to make this Bill of Sale. Seller further warrants to Purchaser that Seller has not conveyed to any third party its right, title and interest, if any, in the Tangible Personal Property or the Intangible Property.
(b)    “Tangible Personal Property” means all tangible personal property owned by Seller upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Exhibit B, attached hereto and made a part hereof by this reference; provided, however, that the Tangible Personal Property does not include the following items: (i) cash and cash equivalents, (ii) except as provided in Section 1.5(iii) of the Contract, any reserves or other deposits funded or made in connection with any financing encumbering the Property, (iii) computer software and computer files, (iv) any time clock(s), (v) personal property owned by tenants under the Leases, (vi) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by a party other than Seller, (vii) any items owned by employees of Seller or any property manager, (viii) any items leased to Seller (excluding any interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), and (ix) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name “Flournoy” appears.
(c)    “Intangible Property” means (i) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property; (ii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller or pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable, but only to the extent that such permits, licenses and approvals are assignable; (iii) resident and tenant files for current residents and tenants as of the Closing Date, (iv) architectural and civil plans and specifications and other surveys or studies (to the extent in Seller’s possession or control), and (v) other non-confidential (as to third-parties) and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on-site as of the Closing Date (the property described in this subparagraph 1(c), other than the excluded items, being sometimes herein referred to collectively as the “Intangible Property”).
2.    Assignment and Assumption of Leases:
(a)    Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest as landlord in, to and under all rental agreements, leases and other agreements in effect as of the date of this Agreement demising space in or providing for the use or occupancy of the Real Property (the “Leases”), together with any and all unapplied refundable tenant security and other unapplied refundable deposits in Seller's possession or control with respect to the Leases as of the date of this Agreement (collectively, the “Deposits”). The assignment of the Deposits has been made by means of a credit or payment on the closing statement executed by Seller and Purchaser.
(b)    Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated in the Leases which, under the terms of the Leases, are to be performed, observed, and complied with by the landlord from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable as landlord under the Leases for obligations arising or accruing from and after the date hereof.
(c)    Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any tenant under any of the Leases that Seller has failed to perform, observe and comply with its obligations as landlord under any of the Leases during the period before the date hereof, other than with respect to the Deposits (to the extent paid to Purchaser or for which Purchaser has received a credit or payment at Closing).
(d)    Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with the landlord's obligations under any of the Leases arising or accruing during the period from and after the date hereof, including without limitation, claims made by tenants with respect to the Deposits, whether arising before, on or after the date hereof (to the extent paid to Purchaser or for which Purchaser has received a credit or payment at Closing).
(e)    For purposes of this Paragraph 2, the word “landlord” means the landlord, lessor or other equivalent party under any of the Leases, and the word “tenant” means the tenant, lessee or other equivalent party under any of the Leases.
3.    Assignment and Assumption of Service Contracts:
(a)    Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under those service, supply, equipment rental and similar agreements set forth on Exhibit C, attached hereto and made part hereof by this reference (the “Service Contracts”).
(b)    Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated in the Service Contracts which, under the terms of the Service Contracts, are to be performed, observed, and complied with by the property owner from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable under the Service Contracts for obligations arising or accruing from and after the date hereof, including with respect to any and all payments coming due under the Service Contracts for which Purchaser has received a credit or payment on the closing statement executed by Purchaser and Seller (the “Credited Payments”).
(c)    Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any other contract party under any of the Service Contracts that Seller has failed to perform, observe and comply with its obligations under any of the Service Contracts during the period before the date hereof, other than with respect to the Credited Payments (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing).
(d)    Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with its obligations under any of the Service Contracts arising or accruing during the period from and after the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments, whether arising before, on or after the date hereof (to the extent paid or assigned to Purchaser or for which Purchaser received a credit or payment at Closing).
4.    Qualifications. This Agreement is subject to the Permitted Exceptions (as defined in the Contract). This Agreement is also subject to those provisions of the Contract limiting Seller's liability to Purchaser, including but not limited to Article 10 of the Contract.
5.    Counterparts. This Agreement may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.
6.    Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.
7.    Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Oklahoma.

EXECUTED effective as of the date first above written.

SELLER:
_________________________________,
a ____________________________
By: ___________________________,
a ____________________________
By:   ___________________________
Name: __________________________
Title:   __________________________

PURCHASER: ________________________________, a ____________________________ By: _________________________________ Name: _______________________________ Title: ________________________________

Exhibits to Bill of Sale and Assignment
A - Legal Description of Land
B - Inventory of Tangible Personal Property
C - List of Designated Service Contracts

SCHEDULE 4.2(c)
“TENANT NOTICE “
________________,
Dear Resident:

This is to notify you that today, the property located at (street address, city, state, zip), and more commonly known as Sonoma Grande at Tulsa Apartments, has been sold by Sonoma Grande Tulsa, LLC, (“Seller”) to (name of buyer) (“Purchaser”). As of the date hereof, Seller’s interest in your lease (including without limitation, your security deposit) has been assigned to Purchaser and Purchaser has assumed all obligations as “Landlord” or “Lessor” under your lease.

Located in (city, state), (name of buyer) is affiliated with the Steadfast Companies, which was founded in 1994.

Effective today, all rent and other payments due pursuant to your occupancy of the premises, whether pursuant to your lease or otherwise, are to be paid by check, payable to:

(name of property)
(street address of property)
(city, state, zip of property)

On behalf of Flournoy Properties, we want to thank you for making Sonoma Grande at Tulsa Apartments your home. It has been our pleasure to serve you. Any future inquiries regarding your lease should be directed to the Purchaser at the contact information listed above.

Very truly yours,

SONOMA GRANDE TULSA, LLC, a Delaware limited liability company

By:	FDC Development JV, LLC, a Delaware limited liability company, its sole Member

By:     Flournoy Development Company,     LLC, a Georgia limited liability         company, its Manager

By:	________________________ Thomas H. Flournoy, its President

Schedule 4.2(d)

FORM OF SELLER'S CLOSING CERTIFICATE
_____________________________________________________________________________
Seller's Closing Certificate
THIS CERTIFICATION is made as of _____________, 20__, by Sonoma Grande Tulsa, LLC, a Delaware limited liability company (“Seller”), in favor of _______________________, a __________ (“Purchaser”).
Seller hereby certifies to Purchaser that the representations and warranties of Seller set forth in Section 5.1 of that certain Purchase and Sale Agreement between Seller and _________________________ [if applicable: as amended] (the “Agreement”) dated as of __________, 20__, as amended, are true and correct in all material respects as of the date hereof, except as to:

(a)	The Rent Roll attached hereto as Exhibit A replaces the Rent Roll attached to the Agreement as Schedule 1.3; and

(b)	[If applicable: The items disclosed on Exhibit B attached hereto replace Seller's Disclosure Schedule attached to the Agreement as Schedule 5.1].
The representations and warranties set forth in Section 5.1 of the Agreement, as updated by this Certificate of Seller's Representations and Warranties, will survive only for a period of nine (9) months from the date hereof.
This certificate is delivered pursuant to Section 4.2(d) of the Agreement, and Seller's liability hereunder is subject to Section 5.3 of the Agreement, including the Cap as defined therein.
____________________________________
a __________________________________

By:     ___________________________,
a ___________________________

By:
Name:
Title:

Exhibits to Seller's Closing Certificate

Exhibit A --     Updated Rent Roll
Exhibit B --     Additional Items for Seller's Disclosure Schedule [if applicable]

Schedule 5.1
SELLER'S DISCLOSURE STATEMENT
NONE.

Schedule 5.7(b)
SCHEDULE OF MUST TAKE SERVICE CONTRACTS
Cox Office/Business Phone
Cox Communications
Cort Furniture